Exhibit 99.1

                         Profits Increase as J & J Snack
                      Foods Corp. Announces Record Quarter



    PENNSAUKEN, N.J.--(BUSINESS WIRE)--April 26, 2007--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for its second quarter and six months ended March 31, 2007.

    Sales for the second quarter increased 16% to $130.0 million from $112.0 million in last year's second quarter. Net earnings increased 29% to $5.3 million from $4.1 million last year. Earnings per diluted share were $.28 for the March quarter compared to $.22 last year. Operating income increased 37% to $8.2 million this year from $6.0 million in the year ago period.

    For the six months ended March 31, 2007, sales increased 11% to $244.2 million from $220.6 million in last year's first half. Net earnings increased 28% to $9.1 million in the six months from $7.1 million last year. Earnings per diluted share were $.48 for the six months compared to $.38 last year. Operating income increased 31% to $13.3 million from $10.2 million in the year ago period.

    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "We benefited from the successful integration of the Hom/Ade Foods (a producer of frozen biscuits and dumplings selling under the MARY B'S brand) and the DADDY RAY (a producer of fig and fruit bars selling under the DADDY RAY'S brand) acquisitions completed during the quarter, as well as continued progress and gains in our core businesses."

    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B'S biscuits and dumplings, DADDY RAY'S fig and fruit bars, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

    *MINUTE MAID is a registered trademark of The Coca-Cola Company.

    **BARQ'S is a registered trademark of Barq's Inc.

    ***CHILL is a registered trademark of Wells Dairy, Inc.



                               Consolidated Statement of Operations
                            ------------------------------------------
                             Three Months Ended     Six Months Ended
                            --------------------  --------------------
                            March 31,  March 25,  March 31,  March 25,
                              2007       2006       2007       2006
                            ---------  ---------  ---------  ---------
                                          (in thousands)

Net sales                  $ 130,040  $ 112,044  $ 244,182  $ 220,615
Cost of goods sold            87,633     76,818    166,527    152,272
                            ---------  ---------  ---------  ---------
  Gross profit                42,407     35,226     77,655     68,343
Operating expenses            34,212     29,232     64,325     58,152
                            ---------  ---------  ---------  ---------
Operating income               8,195      5,994     13,330     10,191
Other income                     507        725      1,463      1,399
                            ---------  ---------  ---------  ---------
  Earnings before income
   taxes                       8,702      6,719     14,793     11,590
Income taxes                   3,369      2,582      5,655      4,443
                            ---------  ---------  ---------  ---------
  Net earnings             $   5,333  $   4,137  $   9,138  $   7,147
                            =========  =========  =========  =========

Earnings per diluted share $     .28  $     .22  $     .48  $     .38
Earnings per basic share   $     .29  $     .23  $     .49  $     .39
Weighted average number of
 diluted shares               19,014     18,811     18,954     18,754
Weighted average number of
 basic shares                 18,601     18,383     18,570     18,356


                                         Consolidated Balance Sheets
                                       -------------------------------
                                       March 31,             September
                                          2007                30, 2006
                                       ---------             ---------
                                               (in thousands)

Current assets                        $ 137,470             $ 172,244
Property, plant &
 equipment, net                          91,837                85,447
Goodwill, net                            59,271                57,948
Other intangibles, net                   57,654                22,669
Other assets                              2,735                 2,500
                                       ---------             ---------
  Total                               $ 348,967             $ 340,808
                                       =========             =========

Current liabilities                      59,025                59,089
Deferred income taxes                    18,211                18,211
Other long term
 obligations                                553                   635
Stockholders' equity                    271,178               262,873
                                       ---------             ---------
  Total                               $ 348,967             $ 340,808
                                       =========             =========


    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.



    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, 856-665-9533, x 268